EXHIBIT 10.2
EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT
dated as of August 30, 2006
among
COOPER RECEIVABLES LLC,
as Seller
COOPER TIRE & RUBBER COMPANY,
as Servicer
THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY HERETO,
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrator

		Page
ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASES
Section 1.1	Purchase Facility	1
Section 1.2	Making Purchases	2
Section 1.3	Purchased Interest Computation	3
Section 1.4	Settlement Procedures	4
Section 1.5	Fees	8
Section 1.6	Payments and Computations, Etc.	8
Section 1.7	Increased Costs	9
Section 1.8	Requirements of Law	10
Section 1.9	Funding Losses	10
Section 1.10	Taxes	10
Section 1.11	Inability to Determine Euro-Rate	11
Section 1.12	Extension of Termination Date	12
ARTICLE II
REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS
Section 2.1	Representations and Warranties; Covenants	12
Section 2.2	Termination Events	12
ARTICLE III
INDEMNIFICATION
Section 3.1	Indemnities by the Seller	12
Section 3.2	Indemnities by the Servicer	14
ARTICLE IV
ADMINISTRATION AND COLLECTIONS
Section 4.1	Appointment of the Servicer	14
Section 4.2	Duties of the Servicer	15
Section 4.3	Lock-Box Account Arrangements	16
Section 4.4	Enforcement Rights	17
Section 4.5	Responsibilities of the Seller	18
Section 4.6	Servicing Fee	18
ARTICLE V
THE AGENTS
Section 5.1	Appointment and Authorization	18

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(continued)

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EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events
SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts
SCHEDULE III	Trade Names
SCHEDULE IV	Actions and Proceedings
ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Transfer Supplement
ANNEX E	Form of Paydown Notice

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     This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 30, 2006, among COOPER RECEIVABLES LLC, a Delaware limited liability company, as seller (the “Seller”), COOPER TIRE & RUBBER COMPANY, a Delaware corporation (together with its successors and permitted assigns, “Cooper Tire”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE VARIOUS PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO, and PNC BANK, NATIONAL ASSOCIATION, as Administrator for each Purchaser Group (in such capacity, the “Administrator”).
     PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.
     The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers.
     In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASES
     Section 1.1 Purchase Facility.
     (a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, ratably (based on the aggregate Commitments of the Related Committed Purchasers in their respective Purchaser Groups) request that the Conduit Purchasers, or, only if a Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Administrator and its Purchaser Agent), ratably request that the Related Committed Purchasers, make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Purchases before the Facility Termination Date, based on the applicable Purchaser Group’s Ratable Share of each purchase requested pursuant to Section 1.2(a) (each a “Purchase”) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase); provided, however, that under no circumstances shall any Purchaser make any Purchase or reinvestment hereunder if, after giving effect to such Purchase or reinvestment (i) such Purchaser’s Aggregate Capital would exceed its Commitment, (ii) the Aggregate Capital would (after giving effect to all Purchases and reinvestments on such date) exceed the Purchase Limit or (iii) the Purchased Interest would exceed 100%.

     (b) The Seller may, upon 60 days’ written notice to the Administrator and each Purchaser Agent, reduce the unfunded portion of the Purchase Limit in whole or in part (but not below the amount which would cause the Group Capital of any Purchaser Group to exceed its Group Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof and the Purchase Limit shall in no event be reduced below $20,000,000. Such reduction shall, unless otherwise agreed to in writing by the Seller, the Administrator and each Purchaser Agent be applied ratably to reduce the Group Commitment of each Purchaser Group.
     Section 1.2 Making Purchases. (a) Each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 2:00 p.m., New York City Time) at least two Business Days before the requested Purchase Date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $300,000 (or such lesser amount as agreed to by the Administrator and the Majority Purchaser Agents) and shall be in integral multiples of $100,000, with respect to each Purchaser Group, (B) the date of such purchase (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital.
     (b) On the date of each Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, each applicable Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 1014303015 (or such other account as may be so designated in writing by the Seller to the Administrator and each Purchaser Agent) an amount equal to the portion of Capital relating to the undivided percentage ownership interest then being funded by such Purchaser.
     (c) Effective on the date of each Purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, according to each such Purchaser’s Capital) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.
     (d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator, for the benefit of the Purchasers, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Seller hereby authorizes the Administrator to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.
     (e) The Seller may, with the written consent of the Administrator and each Purchaser Agent, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Purchaser Group) shall become a party hereto, by executing and delivering to the Administrator and the Seller, an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers, be executed by each Person in such new Purchaser’s Purchaser Group).
     (f) Each Related Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any purchase hereunder shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a purchase as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group shall purchase the defaulting Related Committed Purchaser’s Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of any Purchase shall be first put to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Purchase shall be put to each other Purchaser Group ratably and applied in accordance with this paragraph (f)). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph for an amount which would cause the aggregate Capital of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment.
     Section 1.3 Purchased Interest Computation. The Purchased Interest shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Administrator in accordance with Section 2.2) be deemed to be 100%. The

Purchased Interest shall become zero when the Aggregate Capital thereof and Aggregate Discount thereon shall have been paid in full, all the amounts owed by the Seller and the Servicer hereunder to each Purchaser, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.
     Section 1.4 Settlement Procedures.
     (a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.
     (b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:
     (i) set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group, out of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the aggregate of each Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside,
     (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of each Purchaser Group, the remainder of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Capital, ratably, according to each Purchaser’s Capital, be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%, which amount shall be deposited ratably to each Purchaser Agent’s account (for the benefit of its related Purchasers) on the next Settlement Date in accordance with Section 1.4(c); provided, further, that (x) in the case of any Purchaser that is a Conduit Purchaser, if such Purchaser has provided notice (a “Declining Notice”) to its Purchaser Agent, the Administrator, and the Servicer that such Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Capital funded or maintained by such Purchaser to be reinvested pursuant to this clause (ii), and (y) in the case of any Purchaser that has provided notice (an “Exiting Notice”) to its Purchaser Agent of either its refusal, pursuant to Section 1.12, to extend its Commitment hereunder (an “Exiting Purchaser”) then in either case (x) or (y), above, such Collections shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii), below.

     (iii) if such day is a Termination Day (or any day following the provision of a Declining Notice or an Exiting Notice), set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of the Collections (or in the case of a Declining Conduit Purchaser or an Exiting Purchaser an amount equal to such Purchaser’s ratable share of such Collections based on its Capital; provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Capital shall be deemed to remain constant from the date of the provision of a Declining Notice or an Exiting Notice, as the case may be, until the date such Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Capital (as recalculated)); provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” (or any day following the provision of a Declining Notice or an Exiting Notice) and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrator and the Majority Purchaser Agents (or in the case of a Declining Notice or an Exiting Notice, such Declining Notice or Exiting Notice, as the case may be, has been revoked by the related Declining Conduit Purchaser or Exiting Purchaser, respectively and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return on Aggregate Capital (or the Capital of the Declining Conduit Purchaser or Exiting Purchaser, as the case may be) and ratably in accordance with each Purchaser’s Capital, be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions or revocation of Declining Notice or Exiting Notice, as the case may be, and
     (iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (y) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (z) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.
     (c) The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit into each applicable Purchaser Agent’s account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on each Settlement Date (for any Portion of Investment), Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Capital pursuant to clause (b)(i) or (f), plus the amount of Collections then held for the related Purchasers pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if Cooper Tire or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Cooper Tire (or such Affiliate) that such right is revoked, Cooper Tire (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the aggregate of each Purchasers’ Share of the Servicing Fee.

     (d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as follows:
     (i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to each Purchaser Agent ratably according to the Discount accrued during such Yield Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and Fees (other than Servicing Fees) with respect to each Portion of Capital maintained by such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to Discount, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the aggregate of the Purchasers’ Share of accrued Servicing Fees so set aside, and
     (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first if Cooper Tire or an Affiliate thereof is not the Servicer, to the Servicer’s own account in payment in full of the Purchasers’ Share of all accrued Servicing Fees, second to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Discount payable to all Purchasers at such time) (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group, third to each Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%); it being understood that each Purchaser Agent shall distribute the amounts described in the first and second clauses of this Section 1.4(d)(ii) to the Purchasers within its Purchaser Group ratably according to Discount and Capital, respectively, fourth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been reduced to zero, and the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer (if other than Cooper Tire or an Affiliate thereof) have been paid in full, to each Purchaser Group ratably, based on the amounts payable to each (for the benefit of the Purchasers within such Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or Servicer hereunder and, fifth, to the Servicer’s own account (if the Servicer is Cooper Tire or an Affiliate thereof) in payment in full of the aggregate of the Purchasers’ Share of all accrued Servicing Fees.
After the Aggregate Capital, Aggregate Discount, fees payable pursuant to each Purchaser Group Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

     (e) For the purposes of this Section 1.4:
     (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;
     (ii) if on any day any of the representations or warranties in Sections 1(j) or 3(a) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay any and all such amounts to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to clause (i) or (ii) of this paragraph (e) are hereinafter sometimes referred to as “Deemed Collections”);
     (iii) except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and
     (iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
     (f) If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital) the Seller may do so as follows:
     (i) the Seller shall give the Administrator, each Purchaser Agent and the Servicer written notice in the form of Annex E (each, a “Paydown Notice”) (A) at least two Business Days prior to the date of such reduction for any reduction of the Aggregate Capital less than or equal to $25,000,000 (or such greater amount as agreed to by the Administrator and the Majority Purchaser Agents) and (B) at least five Business Days prior to the date of such reduction for any reduction of the Aggregate Capital greater than $25,000,000, and each such Paydown Notice shall include, among other things, the amount of such proposed reduction and the proposed date on which such reduction will commence;
     (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and
     (iii) the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date (or such other date as agreed to by the Administrator) with respect to any Portions of Capital maintained by such Purchaser immediately following the related current Yield Period, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;
provided, that:
     (A) the amount of any such reduction shall be not less than $100,000 for each Purchaser Group and shall be an integral multiple of $100,000, and the entire Aggregate Capital after giving effect to such reduction shall be not less than $20,000,000; and
     (B) with respect to any Portion of Capital, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.
     Section 1.5 Fees. The Seller shall pay to each Purchaser Agent for the benefit of the Purchasers and Liquidity Providers in the related Purchaser Group in accordance with the provisions set forth in Section 1.4(d) certain fees in the amounts and on the dates set forth in one or more fee letter agreements, dated the Closing Date (or dated the date any such Purchaser and member of its related Purchaser Group become a party hereto pursuant to an Assumption Agreement, a Transfer Supplement or otherwise), among the Servicer, the Seller, and the applicable Purchaser Agent, respectively (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, each, a “Purchaser Group Fee Letter”) and each of the Purchaser Group Fee Letters may be referred to collectively as, the “Fee Letters”).
     Section 1.6 Payments and Computations, Etc.
     (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City Time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer). All amounts received after 2:00 p.m. (New York City Time) will be deemed to have been received on the next Business Day.

     (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.
     (c) All computations of interest under clause (b) and all computations of Discount, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.
     Section 1.7 Increased Costs. (a) If, after the date hereof, the Administrator, any Purchaser, Liquidity Provider or Program Support Provider or any of their respective Affiliates (each an “Affected Person”) determines that the existence of or compliance with: (i) any law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein or in the interpretation or application thereof, or (ii) any request, guideline or directive from Financial Accounting Standards Board (“FASB”), or any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person determines such increase in capital to be allocable to the existence of any of such commitments. For the avoidance of doubt, if, after the date hereof, the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of any Conduit Purchaser or the Seller with the assets and liabilities of such Affected Person, such event shall constitute a circumstance on which such Person may base a claim for reimbursement under this Section 1.7.
     (b) If, after the date hereof, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof) in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs.

     Section 1.8 Requirements of Law. If, after the date hereof, any Affected Person determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law):
     (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder, or
     (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate hereunder, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred.
     Section 1.9 Funding Losses. The Seller shall compensate each Affected Person, upon written request by such Person for all losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at an interest rate determined by reference to the Euro-Rate and any loss sustained by such Person in connection with the re-employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the Euro-Rate if, for any reason, at the applicable request by the Seller to fund or maintain such Portion of Capital at an interest rate determined by reference to the Euro-Rate does not occur on a date specified therefor.
     Section 1.10 Taxes. The Seller agrees that:
     Any and all payments by the Seller under this Agreement and any other Transaction Document shall be made free and clear of and without deduction for any and all current or future taxes, stamp or other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Purchaser, any Liquidity Provider, Program Support Provider or the Administrator, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made.

     Whenever any Taxes are payable by the Seller, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Purchaser or any Liquidity Provider or other Program Support Provider, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any incremental taxes, interest or penalties that may become payable by such party as a result of any such failure.
     Section 1.11 Inability to Determine Euro-Rate. (a) If the Administrator (or any Purchaser Agent) determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally (i) deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, (ii) adequate means do not exist for ascertaining the Euro-Rate for such Yield Period or (iii) the Euro-Rate does not accurately reflect the cost to any Purchaser (as determined by the related Purchaser or the applicable Purchaser Agent) of maintaining any Portion of Capital during such Yield Period, then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Yield Rate determined by reference to the Euro-Rate shall, on the last day of the then current Yield Period, be converted to the Yield Rate determined by reference to the Base Rate.
     (b) If, on or before the first day of any Yield Period, the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Capital at the Yield Rate and based upon the Euro-Rate, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Yield Rate determined by reference to the Euro-Rate shall be converted to the Yield Rate determined by reference to the Base Rate either (i) on the last day of the then current Yield Period if such Person may lawfully continue to maintain such Portion of Capital at the Yield Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Capital at the Yield Rate determined by reference to the Euro-Rate to such day.

     Section 1.12 Extension of Termination Date. The Seller may advise the Administrator and each Purchaser Agent in writing of its desire to extend the then current Facility Termination Date; provided such request is made not more than 120 days prior to, and not less than 90 days prior to, the then current Facility Termination Date. In the event that the Purchasers are all agreeable to such extension, the Administrator shall so notify the Seller in writing (it being understood that the Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to the then current Facility Termination Date and the Seller, the Servicer, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith (including reasonable Attorneys’ Costs) shall be paid by the Seller. In the event any Purchaser declines the request for such extension, such Purchaser (or the applicable Purchaser Agent on its behalf) shall so notify the Administrator and the Administrator shall so notify the Seller of such determination; provided, however, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the applicable Purchasers shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.
ARTICLE II
REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS
     Section 2.1 Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.
     Section 2.2 Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.
ARTICLE III
INDEMNIFICATION
     Section 3.1 Indemnities by the Seller. Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-tax basis, the Administrator, each Purchaser Agent, each Liquidity Provider, each Program Support Provider and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Purchased Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrator as attorney-in-fact for the Seller or any Originator hereunder or under any other Transaction Document), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent (a) a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to any Originator, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts include Taxes imposed or based on, or measured by, the gross or net income or receipts of such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized (or any political subdivision thereof); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Amounts (including losses in respect of uncollectible Receivables, regardless, for purposes of these specific matters, whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:
     (i) any representation or warranty made by the Seller (or any employee or agent of the Seller) under or in connection with this Agreement, any Information Package or any other information or report delivered by or on behalf of the Seller pursuant hereto, which shall have been false or incorrect in any respect when made or deemed made;
     (ii) the failure by the Seller to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;
     (iii) the failure of the Seller to vest and maintain vested in the Administrator, for the benefit of the Purchasers, a perfected ownership or security interest in the Purchased Interest and the property conveyed hereunder, free and clear of any Adverse Claim;
     (iv) any commingling of funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;
     (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;

     (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
     (vii) any failure of the Seller, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;
     (viii) any action taken by the Administrator as attorney-in-fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document; or
     (ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.
     Section 3.2 Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.
ARTICLE IV
ADMINISTRATION AND COLLECTIONS
     Section 4.1 Appointment of the Servicer.
     (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 4.1. Until the Administrator gives notice to Cooper Tire (in accordance with this Section 4.1) of the designation of a new Servicer, Cooper Tire is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority

Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents) designate as Servicer any Person (including itself) to succeed Cooper Tire or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
     (b) Upon the designation of a successor Servicer as set forth in clause (a), Cooper Tire agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Cooper Tire shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.
     (c) Cooper Tire acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and each member in each Purchaser Group have relied on Cooper Tire’s agreement to act as Servicer hereunder. Accordingly, Cooper Tire agrees that it will not voluntarily resign as Servicer.
     (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate thereof, the Administrator and the Majority Purchaser Agents shall have consented in writing in advance to such delegation.
     Section 4.2 Duties of the Servicer.
     (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside for the accounts of the Seller and each Purchaser Group the amount of Collections to which each such Purchaser Group is entitled in accordance with Article I hereof. The Servicer may correct errors in Receivables and records of Receivables, including correcting to conform to applicable laws, rules and regulations, and to the applicable Contract, and, in accordance with the applicable Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and the related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policy; provided, however, that: (i) corrections, modifications, waivers and restructurings shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Purchaser, Purchaser Agent or the Administrator

under this Agreement and (ii) if a Termination Event or an Unmatured Termination Event has occurred and is continuing and Cooper Tire or an Affiliate thereof is serving as the Servicer, Cooper Tire or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of each Purchaser Group, in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer (whether the Servicer is Cooper Tire or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.
     (b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Cooper Tire or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Cooper Tire or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.
     (c) The Servicer’s obligations hereunder shall terminate on the later of: (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Purchaser Agents, each Purchaser, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full.
     After such termination, if Cooper Tire or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
     Section 4.3 Lock-Box Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks (other than the bank maintaining the CAD Lock-Box Account) and delivered original counterparts of each to the Administrator, and, (i) no later than ninety (90) days from the Closing Date, the Seller shall have terminated (or caused to be terminated) the SunTrust Account, and instructed all applicable Obligors to remit Collections to a Lock-Box Account and (ii) no later than thirty (30) days from the Closing Date, the Seller shall have entered into a Lock-Box Agreement covering the CAD Lock-Box Account. Upon the occurrence of a Termination Event or Unmatured Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (upon the direction of the Majority Purchaser Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, any member of any Purchaser Group, any Indemnified Party or Affected Person or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).
     Section 4.4 Enforcement Rights.
     (a) At any time following the occurrence of a Termination Event:
     (i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,
     (ii) the Administrator may instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and
     (iii) the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.
     (b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool

Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
     Section 4.5 Responsibilities of the Seller.
     (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator, the Purchaser Agents or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, Cooper Tire or the Originators thereunder.
     (b) Cooper Tire hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Cooper Tire shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Cooper Tire conducted such data-processing functions while it acted as the Servicer.
     Section 4.6 Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. The Purchasers’ Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid directly by the Seller.
     (b) If the Servicer ceases to be Cooper Tire or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.
ARTICLE V
THE AGENTS
     Section 5.1 Appointment and Authorization. (a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.
     (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.
     (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.
     (d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.
     Section 5.2 Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     Section 5.3 Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, any Originator or any of their respective Affiliates.
     Section 5.4 Reliance by Agents. (a) Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.
     (b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.
     (c) The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.
     (d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.
     Section 5.5 Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrator has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents unless such action otherwise requires the consent of all Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.
     Section 5.6 Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Cooper Tire, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Cooper Tire, the Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Cooper Tire, the Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 5.7 Administrators and Affiliates. Each of the Purchasers and the Administrator and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, Cooper Tire, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms

“Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.
     Section 5.8 Indemnification. Each Related Committed Purchaser shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer, or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as finally determined by a court of competent jurisdiction).
     Section 5.9 Successor Administrator. The Administrator may, upon at least five (5) days’ notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor Administrator is appointed by the Majority Purchaser Agents and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator and each of the Majority Purchaser Agents, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, to the extent required by the securitization program of any Conduit Purchaser, no such material amendment shall be effective until the Rating Agency Condition shall have been satisfied with respect thereto (the Administrator hereby agrees to provide executed copies of any material amendment to or waiver of any provision of this Agreement to the Rating Agencies); provided, further that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any

Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Capital of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser Agents” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” “Loss Reserve Percentage,” “Dilution Reserve,” “Dilution Reserve Percentage”, “Specifically Reserved Dilution Amount” or “Termination Event”, or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. No failure on the part of the Purchasers, the Purchaser Agents or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     Section 6.2 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by facsimile, or by overnight mail, to the intended party at the mailing address or facsimile number of such party set forth under its name on the signature pages hereof (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.
     Section 6.3 Successors and Assigns; Participations; Assignments.
     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator and the Purchaser Agents.
     (b) Participations. Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.
     (c) Assignments by Certain Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), reasonably acceptable to the Administrator and the related Purchaser Agent in its sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, such related Purchaser Agent and the Administrator. Any such assignment by Related Committed Purchaser cannot be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, if any, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price, if any, paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment.
     (d) Assignments to Liquidity Providers and other Program Support Providers. Any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchased Interest. In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Provider and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Section 1.7.
     (e) Other Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the

Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).
     (f) Opinions of Counsel. If required by the Administrator or the applicable Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.
     Section 6.4 Costs, Expenses and Taxes. (a) By way of clarification, and not of limitation, of Sections 1.7 or 3.1, the Seller shall pay to the Administrator, each Purchaser Agent and/or any Purchaser on demand all costs and expenses in connection with (i) the preparation, execution, delivery and administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents, (ii) the sale of the Purchased Interest (or any portion thereof), (iii) the perfection (and continuation) of the Administrator’s rights in the Receivables, Collections and other Pool Assets, (iv) the enforcement by the Administrator, any Purchaser Agent or any member of any Purchaser Group of the obligations of the Seller, the Servicer or the Originators under the Transaction Documents or of any Obligor under a Receivable and (v) the maintenance by the Administrator of the Lock-Box Accounts (and any related lock-box or post office box), including fees, costs and expenses of legal counsel for the Administrator and the Purchaser Agents relating to any of the foregoing or to advising the Administrator or any member of any Purchaser Group (including, any related Liquidity Provider or any other related Program Support Provider) about its rights and remedies under any Transaction Document or any other document, agreement or instrument related thereto and all costs and expenses (including counsel fees and expenses) of the Administrator and any Purchaser Agent in connection with the enforcement or administration of the Transaction Documents or any other document, agreement or instrument related thereto. The Seller shall reimburse the Administrator and each Purchaser Agent for the cost of such Person’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller or the Servicer. The Seller shall reimburse each Conduit Purchaser for any amounts such Conduit Purchaser must pay to any related Liquidity Provider or other related Program Support Provider pursuant to any Funding Agreement on account of any Tax. The Seller shall reimburse each Conduit Purchaser on demand for all out of pocket costs and expenses incurred by such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby.
     (a) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party and Affected Person harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     Section 6.5 No Proceedings; Limitation on Payments. (a) Each of the Seller, Cooper Tire, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, each assignee of the

Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provisions of this paragraph shall survive any termination of this Agreement.
     (a) Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this paragraph shall survive any termination of this Agreement.
     Section 6.6 GOVERNING LAW AND JURISDICTION.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     Section 6.7 Confidentiality. Unless otherwise required by applicable law, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, (b) to the Seller’s and Servicer’s legal counsel and auditors if they agree to hold it confidential and (c) as may be necessary or desirable for financial reports, reports required by state and federal securities laws and by any other law. The Purchaser Agents and the Purchasers agree to maintain the confidentiality of non-public financial and other business and proprietary information regarding the Seller, the Servicer and the Originators; provided, that such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Servicer, (ii) to legal counsel and auditors of the Purchasers, the Purchaser Agents or the Administrator if they agree to hold it confidential, (iii) if applicable to the rating agencies rating the Notes of any Conduit Purchaser, (iv) to any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) to any placement agency placing the Notes, (vi) to any regulatory authorities having jurisdiction over the Administrator, the Purchaser Agents, any Purchaser, any Program Support Provider or any Liquidity Provider, and (vii) with prompt notice to the Servicer in advance if practicable and permitted by law, to others as otherwise required by law.
     Section 6.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.
     Section 6.9 Survival of Termination. The provisions of Sections 1.7, 1.9, 1.10, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.10 and 6.15 shall survive any termination of this Agreement.
     Section 6.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
     Section 6.11 Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 6.12 Right of Setoff. Each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).
     Section 6.13 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     Section 6.14 Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.
     Section 6.15 Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COOPER RECEIVABLES LLC, as Seller

By:	/s/ Charles F. Nagy

Name: Charles F. Nagy
Title: Assistant Treasurer

By:	/s/ Stephen O. Schroeder

Name: Stephen O. Schroeder
Title: President and Treasurer

Address:	Cooper Receivables LLC
701 Lima Avenue
Findlay, OH 45840
Attention: C. F. Nagy, Manager
Telephone: (419) 424-4214
Facsimile: (419) 424-4212

COOPER TIRE & RUBBER COMPANY, as Servicer

By:	/s/ Philip G. Weaver

Name: Philip G. Weaver
Title: Vice President & Chief Financial Officer

By:	/s/ Stephen O. Schroeder

Name: Stephen O. Schroeder
Title: President and Treasurer

Address:	Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, OH 45840

Attention: Philip G. Weaver,
Vice President and Chief Financial
Officer
Telephone: (419) 424-4320
Facsimile: (419) 424-4212

S-1	Receivables Purchase Agreement
(Cooper Tire)

Copy to:

James E. Kline, General Counsel
Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, OH 45840

Telephone: (419) 427-4757
Facsimile: (419) 831-6876

Receivables Purchase Agreement
(Cooper Tire)

THE PURCHASER GROUPS:

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent for the
Market Street Purchaser Group

By:	/s/ John T. Smathers

Name:	John T. Smathers
Title:	Vice President

Address:	PNC Bank, National Association
One PNC P1aza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

Attention: John Smathers
Telephone: (412) 762-6440
Facsimile: (412)762-9184

S-2	Receivables Purchase Agreement
(Cooper Tire)

MARKET STREET FUNDING LLC, as Related Committed Purchaser

By:	/s/ Doris J. Hearn

Name: Doris J. Hearn
Title: Vice President

Address:	c/o AMACAR Group, L.L.C.
6525 Morrison Blvd., Suite 318
Charlotte, North Carolina 28211

Attention: Douglas K. Johnson
Telephone: (704) 365-0569
Facsimile: (704) 365-1362

Commitment: $175,000,000

MARKET STREET FUNDING LLC,
as Conduit Purchaser

By:	/s/ Doris J. Hearn

Name: Doris J. Hearn
Title: Vice President

Address:	c/o AMACAR Group, L.L.C.
6525 Morrison Blvd., Suite 318
Charlotte, North Carolina 28211

Attention: Douglas K. Johnson
Telephone: (704) 365-0569
Facsimile: (704) 365-1362

S-3	Receivables Purchase Agreement
(Cooper Tire)

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ John T. Smathers

Name: John T. Smathers
Title: Vice President

Address:	PNC Bank, National Association
One PNC P1aza
249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707

Attention: John Smathers
Telephone: (412) 762-6440
Facsimile: (412) 762-9184

S-4	Receivables Purchase Agreement
(Cooper Tire)

EXHIBIT I
DEFINITIONS
     As used in this Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to this Agreement.
     “Administrator” has the meaning set forth in the preamble to this Agreement.
     “Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers ) shall not constitute an Adverse Claim.
     “Affected Person” has the meaning set forth in Section 1.7 of this Agreement.
     “Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock or membership interest, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.
     “Aggregate Capital” means the amount paid to the Seller in respect of the Purchased Interest or portion thereof by each Purchaser pursuant to this Agreement, as reduced from time to time by Collections distributed and applied on account of such Aggregate Capital pursuant to Section 1.4(d) of this Agreement; provided, that if such Aggregate Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Aggregate Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
     “Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Alternate Rate” for any Yield Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to: (a) 2.0% per annum above the Euro-Rate for such Yield Period, or, in the sole discretion of the applicable Purchaser Agent (b) the Base Rate for such Yield Period; provided, however, that the “Alternate Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate in effect on such day.

     “Assumption Agreement” means an agreement substantially in the form set forth in Annex C to this Agreement.
     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.
     “Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
     “Base Rate” means, with respect to any Purchaser, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:
     (a) the rate of interest in effect for such day as publicly announced from time to time by the applicable Purchaser Agent (or applicable Related Committed Purchaser) as its “reference rate”. Such “reference rate” is set by the applicable Purchaser Agent based upon various factors, including the applicable Purchaser Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and
     (b) 0.50% per annum above the latest Federal Funds Rate.
     “BBA” means the British Bankers’ Association.
     “Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Cooper Tire or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
     “Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.
     “CAD Lock-Box Account” means that certain account maintained at JPMorgan Chase Bank, N.A. (Canada), which shall be the subject of a Lock-Box Agreement within thirty (30) days after the Closing Date.
     “Canadian Currency Volatility Reserve” means the value at risk percentage calculated by PNC Bank, National Association from time to time, and which shall initially be 6.54%, multiplied by an amount equal to the U.S. Dollar Equivalent of the aggregate Outstanding Balance of Receivables payable in Canadian Dollars.
     “Canadian Dollars” means the lawful currency of Canada.
     “Capital” means with respect to any Purchaser the amount paid to the Seller by such Purchaser pursuant to this Agreement, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
     “Change in Control” means that Cooper Tire ceases to own, directly or indirectly, (a) 100% of the membership interests of the Seller free and clear of all Adverse Claims or (b) 100% of the voting stock of any other Originator free and clear of all Adverse Claims.
     “Closing Date” means August 30, 2006.
     “Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Cooper Tire, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.
     “Commitment” means, with respect to each Related Committed Purchaser, the maximum amount which such Purchaser is obligated to pay hereunder on account of any Purchase, as set forth below its signature to this Agreement or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b).
     “Commitment Percentage” means, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser’s Commitment divided by the total of all Commitments of all Related Committed Purchasers in such Purchaser Group.
     “Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.
     “Concentration Percentage” means: (a) for any Group A Obligor, 20.0%, (b) for any Group B Obligor, 20.0%, (c) for any Group C Obligor, 10.0% and (d) for the Group D Obligor with the largest Outstanding Balance of Receivables, 17.5% and for any other Group D Obligor, 5.0%; provided, however, that the Administrator (with the prior written consent of the Majority Purchaser Agents ), may (to the extent the Rating Agency Condition has been satisfied with respect thereto if required by the securitization program of any Conduit Purchaser) approve higher Concentration Percentages for selected Obligors; provided that the calculation set forth in this definition shall not, during the Oliver Exclusion Period, include any amounts in respect of Oliver Receivables.
     “Concentration Reserve” means at any time, the product of (a) the Aggregate Capital plus, and (b)(i) the Concentration Reserve Percentage divided by (ii) 1 minus the Concentration Reserve Percentage.

     “Concentration Reserve Percentage” means, at any time, the (a) largest of the following (i) the sum of the four (4) largest Group D Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (ii) the sum of the two (2) largest Group C Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iii) the largest Group B Obligor Receivables balance (up to the Concentration Percentage for each Obligor), and (iv) the largest Group A Obligor Receivables balance (up to the Concentration Percentage for such Obligor), divided by (b) the sum of the outstanding balances of all Eligible Receivables.
     “Conduit Purchasers” means each commercial paper conduit that is a party to this Agreement, as a purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or otherwise.
     “Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
     “Cooper Tire” has the meaning set forth in the preamble to this Agreement.
     “CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Purchaser Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Purchasers in respect of Discount for any Yield Period with respect to any Portion of Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time. The “CP Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate as in effect on such day.
     “Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator and of Cooper Tire in effect on the date of this Agreement and described in Schedule I to this Agreement, as modified in compliance with this Agreement.
     “Cut-off Date” has the meaning set forth in Section 1.1(a) the Sale Agreement.
     “Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originators during the three calendar months ended on the last day of such calendar month divided by (ii) 90; provided that the calculation set forth in this definition shall not, during the Oliver Exclusion Period, include any amounts in respect of Oliver Receivables.
     “Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).
     “Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.
     “Declining Notice” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.
     “Deemed Collections” has the meaning set forth in Section 1.4(e)(ii) of this Agreement.
     “Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (i) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month (other than Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month) by (ii) the sum of (a) 75% of the aggregate credit sales made by all the Originators during the calendar month that is seven months before such month and (b) 25% of the aggregate credit sales made by all the Originators during the calendar month that is nine months before such month; provided that the calculation set forth in this definition shall not, during the Oliver Exclusion Period, include any amounts in respect of Oliver Receivables.
     “Defaulted Receivable” means a Receivable:

     (a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, or
     (b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.
     “Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day; provided that the calculation set forth in this definition shall not, during the Oliver Exclusion Period, include any amounts in respect of Oliver Receivables.
     “Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.
     “Determination Date” means, with respect to any calendar month, the last Business Day of such calendar month.
     “Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by all the Originators during the two most recent calendar months, to (b) the Net Receivables Pool Balance at the last day of such calendar month; provided that the calculation set forth in this definition shall not, during the Oliver Exclusion Period, include any amounts in respect of Oliver Receivables.
     “Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of this Agreement (other than amounts related to the Specifically Reserved Dilution Amount) during such calendar month by (b) the aggregate credit sales made by all the Originators during the calendar month that is two months prior to such calendar month; provided that the calculation set forth in this definition shall not, during the Oliver Exclusion Period, include any amounts in respect of Oliver Receivables.
     “Dilution Reserve” means, on any day, an amount equal to: (a) the Aggregate Capital at the close of business of the Servicer on such day multiplied by (b) (i) the Dilution Reserve Percentage on such day, divided by (ii) 100% minus the Dilution Reserve Percentage on such day.
     “Dilution Reserve Percentage” means on any date, the greater of: (a) the Minimum Dilution Reserve Percentage and (b) the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2 times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Dilution Spike Factor.

     “Dilution Spike Factor” means, for any calendar month, the product of (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months and (b) (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.
     “Discount” means with respect to any Purchaser:
     (a) for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will be funded by such Purchaser during such Yield Period through the issuance of Notes:
CPR x C x ED/360 + YPF
     (b) for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will not be funded by such Purchaser during such Yield Period through the issuance of Notes:
AR x C x ED/Year + YPF
     where:

AR	=	the Alternate Rate for such Portion of Capital for such Yield Period with respect to such Purchaser,

C	=	the Capital with respect to such Portion of Capital during such Yield Period with respect to such Purchaser,

CPR	=	the CP Rate for the Portion of Capital for such Yield Period with respect to such Purchaser,

ED	=	the actual number of days during such Yield Period,

Year	=	if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

YPF	=	the Yield Protection Fee, if any, for the Portion of Capital for such Yield Period with respect to such Purchaser;
provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

     “Eligible Foreign Obligor” means an Obligor which is a resident of any country (other than the United States of America) that has a short-term foreign currency rating (or, if such country does not have such a short-term foreign currency rating, a long-term foreign currency rating) of at least “A-1” (or “A”) by Standard & Poor’s and “P-1” (or “A2”) by Moody’s.
     “Eligible Receivable” means, at any time, a Pool Receivable:
     (a) the Obligor of which is (i) a United States resident, a Canadian resident or an Eligible Foreign Obligor ; provided that with respect to any Receivable the Obligor of which is a Canadian resident or an Eligible Foreign Obligor, the Seller shall have taken all actions, at its own expense, and shall have delivered (or caused to be delivered) to the Administrator all further instruments, opinions and documents, that may be necessary or desirable in the sole determination of the Administrator, as the Administrator may reasonably request, to perfect, protect or more fully evidence such Receivable and the security interest granted therein and in the Related Security and Collections with respect thereto, or to enable the Administrator, any Purchaser Agent or any Purchaser to exercise and enforce their respective rights and remedies under this Agreement, (ii) not subject to any action of the type described in paragraph (f) of Exhibit V to this Agreement and (iii) not an Affiliate of Cooper Tire or any Affiliate of Cooper Tire.
     (b) that is denominated and payable either (i) in U.S. dollars and the Obligor with respect to which has been instructed on or prior to the Closing Date to remit Collections in respect thereof to a Lock-Box Account in the United States of America or (ii) in Canadian Dollars and the Obligor with respect to which has been instructed on or prior to the date that is thirty (30) days after the Closing Date to remit Collections in respect thereof to the CAD Lock-Box Account, as the case may be.
     (c) that does not have a stated maturity which is more than 180 days after the original invoice date of such Receivable,
     (d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,
     (e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,
     (f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,
     (g) that is not the subject of any asserted dispute, offset, hold back, defense, Adverse Claim or other claim,
     (h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

     (i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of this Agreement,
     (j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),
     (k) for which the Administrator (for the benefit of each Purchaser) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,
     (l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,
     (m) that is not a Defaulted Receivable or a Delinquent Receivable,
     (n) for which none of the Originator thereof, the Seller and the Servicer has established any offset arrangements with the related Obligor,
     (o) for which Defaulted Receivables of the related Obligor do not exceed 35% of the Outstanding Balance of all such Obligor’s Receivables,
     (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof, and
     (q) solely during the Oliver Exclusion Period, such Receivable is not an Oliver Receivable.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
     “ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Cooper Tire, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Cooper Tire, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).
     “Euro-Rate” means with respect to any Yield Period, the interest rate per annum determined by the applicable Purchaser Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by such Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Portion of Capital to be funded at the Yield Rate and based upon the Euro-Rate during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
1.00 — Euro-Rate Reserve Percentage
where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Yield Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Purchaser Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).
     “Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Excess Concentration” means the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to the sum of: (i) an amount equal to (a) the applicable Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool that are denominated in Canadian Dollars exceeds 10.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (iii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is an Eligible Foreign Obligor exceeds 5.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (iv) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool that have a stated maturity which is more than

120 days but less than 181 days after the original invoice date of such Receivable exceeds 25.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (v) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a governmental entity exceeds 2.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
     “Exiting Notice” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.
     “Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.
     “Facility Termination Date” means the earliest to occur of: (a) with respect to each Purchaser August 28, 2009, subject to any extension pursuant to Section 1.12 of this Agreement (it being understood that if any such Purchaser does not extend its Commitment hereunder then the Purchase Limit shall be reduced ratably with respect to the Purchasers in each Purchaser Group by an amount equal to the Commitment of such Exiting Purchaser and the Commitment Percentages and Group Commitments of the Purchasers within each Purchaser Group shall be appropriately adjusted), (b) the date determined pursuant to Section 2.2 of this Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of this Agreement, (d) with respect to each Purchaser Group, the date that the commitments of all of the Liquidity Providers terminate under the related Liquidity Agreement (it being understood and agreed that the date set forth in the related Liquidity Agreement as the schedule “purchase termination date” (or other similar term) shall not be amended by the applicable Purchasers and the related Liquidity Providers to be a date earlier than August 28, 2009), (e) with respect to each Purchaser Group, the date that the commitment, of all of the Related Committed Purchasers of such Purchaser Group terminate pursuant to Section 1.12, (f) the date which is 60 days after the date on which the Administrator and each Purchaser Agent has received written notice from the Seller of its election to terminate the Purchase Facility and (g) the Seller shall fail to cause the amendment or modification of any Transaction Document as reasonably requested by Moody’s or Standard & Poor’s, and such failure shall continue for 30 days after such amendment or modification is initially requested.
     “Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City Time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

     “Fees” means the fees payable by the Seller to each member of each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.
     “GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
     “Group B Obligor” means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
     “Group C Obligor” means an Obligor, not a Group A Obligor or Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
     “Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.
     “Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.
     “Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.
     “Indemnified Amounts” has the meaning set forth in Section 3.1 of this Agreement.
     “Indemnified Party” has the meaning set forth in Section 3.1 of this Agreement.
     “Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to this Agreement.

     “Information Package” means each report, in substantially the form of Annex A to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.
     “Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.
     “Liquidity Agent” means each of the banks acting as agent for the various Liquidity Providers under each Liquidity Agreement.
     “Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.
     “Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.
     “Lock-Box Account” means each account listed on Schedule II to this Agreement and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections and the CAD Lock-Box Account, which shall be the subject of a Lock-Box Agreement within thirty (30) days after the Closing Date.
     “Lock-Box Agreement” means an agreement, among the Seller, the Servicer, a Lock-Box Bank and the Administrator, governing the terms of the related Lock-Box Accounts, in each case acceptable to the Administrator.
     “Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.
     “Loss Reserve” means, on any date, an amount equal to (a) the Aggregate Capital at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 1, minus the Loss Reserve Percentage on such date.
     “Loss Reserve Percentage” means, on any date, an amount equal to (a) the product of (i) two times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (ii) the aggregate credit sales made by all Originators during the seven most recent calendar months, multiplied by (iii) 25% of the aggregate credit sales made by all Originators during the eighth and ninth most recent calendar months, divided by (b) the Net Receivables Pool Balance as of such date; provided that the calculation set forth in this definition shall not, during the Oliver Exclusion Period, include any amounts in respect of Oliver Receivables.
     “Majority Purchaser Agents” means, at any time, the Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Related Committed Purchasers in all Purchaser Groups; provided, however, that so long as any one Related Committed Purchaser’s Commitment is greater than 50% of the aggregate Commitments and there is more than one Purchaser Group, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate Commitment of all Related Committed Purchasers in all Purchaser Groups.
     “Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:
     (a) the assets, operations, business or financial condition of an Originator, the Performance Guarantor, the Seller or the Servicer,
     (b) the ability of any of an Originator, the Performance Guarantor, the Seller or Servicer to perform its obligations under this Agreement or any other Transaction Document to which it is a party,
     (c) the validity or enforceability of any of the Transaction Documents, or the validity, enforceability or collectibility of the Pool Receivables, or
     (d) the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.
     “Minimum Dilution Reserve” means at any time, the product of (a) the Aggregate Capital plus, and (b)(i) the Minimum Dilution Reserve Percentage divided by (ii) 1 minus the Minimum Dilution Reserve Percentage.
     “Minimum Dilution Reserve Percentage” means, at any time, the product of (a) the 12-month rolling average of the Dilution Ratio at such time multiplied by (b) the Dilution Horizon.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.
     “Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
     “Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

     “Oliver Exclusion Period” means the period commencing on the Closing Date and ending on the date set forth in a written notice from the Administrator to the Servicer and the Seller, which date shall be the date that the Administrator is satisfied (in its sole and absolute discretion) that it has received all required information, data, records and other documentation and materials required to include the Oliver Receivables as eligible for financing under this Agreement.
     “Oliver Receivable” means a Receivable the Originator with respect to which is Oliver Rubber Company, a California corporation.
     “Originator” means each Person from time to time party to the Sale Agreement as an Originator.
     “Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof; provided, that any amounts denominated and payable in Canadian Dollars shall be deemed to be the U.S. Dollar Equivalent of such amount at the time of determination thereof.
     “Participant” has the meaning set forth in Section 6.3(b) of this Agreement.
     “Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by Cooper Tire, as performance guarantor, in favor of the Administrator for the benefit of the Purchasers and Purchaser Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “PNC” means PNC Bank, National Association.
     “Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.
     “Pool Receivable” means a Receivable in the Receivables Pool.
     “Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.
     “Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

     “Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.
     “Purchase” has the meaning set forth in Section 1.1(a) of this Agreement.
     “Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.
     “Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.
     “Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.
     “Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.
     “Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to this Agreement.
     “Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.
     “Purchase Limit” means $175,000,000, as such amount may be reduced pursuant to Section 1.1(b) of this Agreement or otherwise in connection with any Exiting Purchaser. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Aggregate Capital.
     “Purchase Notice” has the meaning set forth in Section 1.2(a) to this Agreement.
     “Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.
     “Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:
Aggregate Capital + Total Reserves
Net Receivables Pool Balance
The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.
     “Purchaser” means each Conduit Purchaser and/or each Related Committed Purchaser, as applicable.

     “Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.
     “Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers (if any) and its related Purchaser Agent.
     “Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.
     “Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.
     “Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of this Agreement.
     “Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.
     “Rating Agency Condition” means, when applicable, with respect to any material event or occurrence, receipt by the Administrator (or the applicable Purchaser Agent) of written confirmation from each of Standard & Poor’s and Moody’s (and/or each other rating agency then rating the Notes of the applicable Conduit Purchaser) that such event or occurrence shall not cause the rating on the then outstanding Notes of any applicable Purchaser to be downgraded or withdrawn.
     “Receivable” means any indebtedness and other obligations owed to any Originator or the Seller or any right of the Seller or any Originator to payment from or on behalf of an Obligor or any right to reimbursement for funds paid or advanced by the Seller or any Originator on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising (whether or not earned by performance), and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.
     “Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.
     “Related Committed Purchaser” means each Person listed as such (and its respective Commitment) for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.
     “Related Rights” has the meaning set forth in Section 1.1 of the Sale Agreement.
     “Related Security” means, with respect to any Receivable:

     (a) all of the Seller’s and the Originator thereof’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable,
     (b) all instruments and chattel paper that may evidence such Receivable,
     (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,
     (d) solely to the extent applicable to such Receivable, all of the Seller’s and the Originator thereof’s rights, interests and claims under the Contracts relating to such Receivable, and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and
     (e) all of the Seller’s rights, interests and claims under the Sale Agreement and the other Transaction Documents.
     “Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date among the Seller and the Originators, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
     “Seller” has the meaning set forth in the preamble to this Agreement.
     “Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.
     “Servicer” has the meaning set forth in the preamble to this Agreement.
     “Servicing Fee” shall mean the fee referred to in Section 4.6 of this Agreement.
     “Servicing Fee Rate” shall have the meaning set forth in Section 4.6 of this Agreement.
     “Settlement Date” means the 18th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that on and after the occurrence and continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrator (with the consent or at the direction of the Majority Purchaser Agents) from time to time (it being understood that the Administrator (with the consent or at the direction of the Majority Purchaser Agents) may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date pursuant to this definition.
     “Specifically Reserved Dilution Amount” means, at any time of determination, the “Cooper Tire Volume Rebate Liability”, which shall equal the amount recorded on the books and records of Cooper Tire as the aggregate accrued liability for future volume rebate payments of all Originators at such time.
     “Spot Rate” has the meaning set forth in the definition of “U.S. Dollar Equivalent”.
     “Solvent” means, with respect to any Person at any time, a condition under which:
     (i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;
     (ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);
     (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and
     (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.
     For purposes of this definition:
     (A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;
     (B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;
     (C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and
     (D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.
     “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.

     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
     “SunTrust Account” means that certain lock-box account (number 570 02 57 859/lockbox number 102585) maintained at Sun Trust Bank.
     “Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.
     “Taxes” means, with respect to any Person, all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic) under the laws of which such Person is organized.
     “Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to this Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.
     “Termination Event” has the meaning specified in Exhibit V to this Agreement.
     “Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the Specifically Reserved Dilution Amount, plus (c) the Canadian Currency Volatility Reserve, plus (d) the greater of (i) the sum of the Loss Reserve plus the Dilution Reserve and (ii) the sum of the Minimum Dilution Reserve plus the Concentration Reserve.
     “Transaction Documents” means this Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Sale Agreement, the Performance Guaranty and all other certificates, instruments, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Transfer Supplement” has the meaning set forth in Section 6.3(c) of this Agreement.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
     “Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.
     “Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

     “U.S. Dollar Equivalent” means, at any date and with respect to a specified amount denominated in Canadian Dollars for which a determination thereof is to be made, the U.S. dollar equivalent of such specified amount of Canadian Dollars using the market exchange rate for purchase of currency published in the Wall Street Journal on such day, or if not published, as published by PNC Bank, National Association’s foreign exchange desk (the “Spot Rate”) on the immediately preceding Determination Date.
     “Yield Period” means (a) with respect to any Portion of Capital funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Capital and ending on (but not including) the next occurring Settlement Date, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Yield Period for such Portion of Capital and ending on (but not including) the next occurring Settlement Date; and (b) with respect to any Portion of Capital not funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Capital and ending such number of days later (including a period of one day) as the Administrator (with the consent or at the direction of the applicable Purchaser Agent) shall select, and (ii) thereafter, each period commencing on the last day of the immediately preceding Yield Period for such Portion of Capital and ending such number of days later (including a period of one day) as the Administrator (with the consent or at the direction of the applicable Purchaser Agent) shall select; provided, that
     (i) any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Euro-Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;
     (ii) in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a purchase hereunder (other than a reinvestment), such Yield Period shall be the day of such purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and
     (iii) in the case of any Yield Period for any Portion of Capital which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Yield Period shall end on such Facility Termination Date and the duration of each Yield Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Administrator (with the consent or at the direction of the applicable Purchaser Agent).

     “Yield Protection Fee” means, for any Yield Period, with respect to any Portion of Capital, to the extent that (i) any payments are made by the Seller to the related Purchaser in respect of such Capital hereunder prior to the applicable maturity date of any Notes or other instruments or obligations used or incurred by such Purchaser to fund or maintain such Portion of Capital or (ii) any failure by the Seller to borrow, continue or prepay any Portion of Capital on the date specified in any Purchase Notice delivered pursuant to Section 1.2 of this Agreement, the amount, if any, by which: (a) the additional Discount related to such Portion of Capital that would have accrued through the maturity date of such Notes or other instruments on the portion thereof for which payments were received from the Seller (or with respect to which the Seller failed to borrow such amounts), exceeds (b) the income, if any, received by such Purchaser from investing the proceeds so received in respect of such Portion of Capital, as determined by the applicable Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.
     “Yield Reserve” means, at any time the sum of (a) all accrued and unpaid Discount at such time, plus (b) the following amount:

{(BR + SFR)	x 1.5(DSO) x Aggregate Capital}

360
     where:

BR	=	the Base Rate in effect at such time,

DSO	=	the Days’ Sales Outstanding, and

SFR	=	Servicing Fee Rate.
     Other Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term, and (b) any reference in any Transaction Document to any monetary amount (other than an amount denominated in U.S. dollars) shall mean the U.S. Dollar Equivalent of such monetary amount at the time of determination thereof.

EXHIBIT II
CONDITIONS OF PURCHASES
     1. Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement is subject to the following conditions precedent that the Administrator and each Purchaser Agent shall have received on or before the date of such Purchase, each in form and substance (including the date thereof) satisfactory to the Administrator and each Purchaser Agent:
     (a) A counterpart of this Agreement and the other Transaction Documents executed by the parties thereto.
     (b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and the Servicer authorizing the execution, delivery and performance by the Seller, such Originator and the Servicer, as the case may be, of this Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents and (iii) the organizational documents of the Seller, each Originator and the Servicer.
     (c) A certificate of the Secretary or Assistant Secretary of the Seller, the Originators and the Servicer certifying the names and true signatures of its officers who are authorized to sign this Agreement and the other Transaction Documents. Until the Administrator and each Purchaser Agent receives a subsequent incumbency certificate from the Seller, an Originator or the Servicer, as the case may be, the Administrator and each Purchaser Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or the Servicer, as the case may be.
     (d) Acknowledgment copies, or time stamped receipt copies, of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Administrator and each Purchaser Agent may deem necessary or desirable in order to perfect the interests of the Seller and the Administrator (on behalf of each Purchaser) contemplated by this Agreement and the Sale Agreement.
     (e) Acknowledgment copies, or time-stamped receipt copies, of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originators or the Seller.
     (f) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions, that name the Originators or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator or any Purchaser Agent may request, showing no Adverse Claims on any Pool Assets (other than those which have been released as described in the preceding clause (e)).
     (g) Favorable opinions, addressed to each Rating Agency, the Administrator, each Purchaser, each Purchaser Agent and each Liquidity Provider, in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, of Shumaker, Loop & Kendrick, LLP, counsel for Seller, the Originators and the Servicer, covering such matters as the Administrator or any Purchaser Agent may reasonably request, including, without limitation, organizational and enforceability matters, certain bankruptcy matters, certain UCC perfection and priority matters.
     (h) Satisfactory results of a review and audit (performed by representatives of the Administrator) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under this Agreement.
     (i) A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.
     (j) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Purchaser Group Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of this Agreement and the applicable Purchaser Group Fee Letters.
     (k) Good standing certificates with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization and principal place of business.
     (l) To the extent required by each Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by this Agreement.
     (m) A computer file containing all information with respect to the Receivables as the Administrator or any Purchaser Agent may reasonably request.
     (n) Such other approvals, opinions or documents as the Administrator or any Purchaser Agent may reasonably request.
     2. Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each reinvestment shall be subject to the further conditions precedent that:
     (a) in the case of each purchase, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such purchase, in form and substance satisfactory to the Administrator and each Purchaser Agent, the most recent Information Package to reflect the level of the Aggregate Capital and related reserves after such subsequent purchase; and
     (b) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

     (i) the representations and warranties contained in Exhibit III to this Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date);
     (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event;
     (iii) the Aggregate Capital, after giving effect to any such Purchase or reinvestment shall not be greater than the Purchase Limit, and the Purchased Interest shall not exceed 100%; and
     (iv) the Facility Termination Date has not occurred.

EXHIBIT III
REPRESENTATIONS AND WARRANTIES
     1. Representations and Warranties of the Seller. The Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:
     (a) Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.
     (b) Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the operating agreement of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any lien (other than liens in favor of the Administrator) on assets of the Seller.
     (c) Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
     (d) Accuracy of Information. All information heretofore furnished by the Seller to the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Seller to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.
     (e) Actions, Suits. There are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body.
     (f) Accuracy of Exhibits; Lock-Box Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator), and all Lock-Box Accounts are subject to Lock-Box Agreements. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction Documents (as updated by the

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Seller from time to time) is true and complete. The Seller has delivered a copy of all Lock-Box Agreements to the Administrator. The Seller has not granted any interest in any Lock-Box Account (or any related lock-box or post office box) to any Person other than the Administrator and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, the Administrator will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.
     (g) No Material Adverse Effect. Since the date of formation of Seller as set forth in its certificate of formation, there has been no Material Adverse Effect.
     (h) Names and Location. The Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in Delaware. The office where the Seller keeps its records concerning the Receivables is at the address set forth below its signature to this Agreement.
     (i) Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Purchase will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (j) Eligible Receivables. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.
     (k) Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.
     (l) Investment Company Act. The Seller is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     2. Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:
     (a) Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.
     (b) Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official other than filings and disclosures made under securities laws, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation of the Servicer or of any judgment,

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injunction, order or decree or agreement or other instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer or any of its Subsidiaries.
     (c) Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
     (d) Accuracy of Information. All information heretofore furnished by the Servicer to the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Servicer to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any other Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.
     (e) Actions, Suits. Except as set forth in Schedule IV, there are no actions, suits or proceedings pending or, to the best of the Servicer’s knowledge, threatened against or affecting the Servicer or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of the Servicer (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.
     (f) No Material Adverse Effect. Since the date of the financial statements described in Section 2(i) below, there has been no Material Adverse Effect.
     (g) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.
     (h) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     (i) Financial Information. The balance sheets of Cooper Tire and its consolidated Subsidiaries as at December 31, 2005, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator and each Purchaser Agent, fairly present the financial condition of Cooper Tire and its consolidated Subsidiaries as at such date and the results of the operations of Cooper Tire and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.
     3. Representations, Warranties and Agreements Relating to the Security Interest. The Seller hereby makes the following representations, warranties and agreements with respect to the Receivables and Related Security:
     (a) The Receivables.

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     (i) Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables included in the Receivables Pool in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.
     (ii) Nature of Receivables. The Receivables included in the Receivables Pool constitute either “accounts”, “general intangibles” or “tangible chattel paper” within the meaning of the applicable UCC.
     (iii) Ownership of Receivables. The Seller owns and has good and marketable title to the Receivables included in the Receivables Pool and Related Security free and clear of any Adverse Claim.
     (iv) Perfection and Related Security. The Seller has caused (and will cause each Originator to cause), within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables and Related Security from such Originator to the Seller pursuant to the Sale Agreement, and the sale and security interest therein from the Seller to the Administrator under this Agreement, to the extent that such collateral constitutes “accounts,” “general intangibles,” or “tangible chattel paper.”
     (v) Tangible Chattel Paper. With respect to any Receivables included in the Receivables Pool that constitute “tangible chattel paper”, if any, the Seller (or the Servicer on its behalf) has in its possession the original copies of such tangible chattel paper that constitute or evidence such Receivables, and the Seller has caused (and will cause the applicable Originator to cause), within ten days after the Closing Date, the filing of financing statements described in clause (iv), above, each of which will contain a statement that: “A purchase of, or security interest in, any collateral described in this financing statement will violate the rights of the Administrator.” The Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Administrator.
     (b) The Collection Account.
     (i) Nature of Account. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.
     (ii) Ownership. The Seller owns and has good and marketable title to the Lock-Box Accounts and Collection Account free and clear of any Adverse Claim.
     (iii) Perfection. The Seller has delivered to the Administrator a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank, respectively, has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions originated by the

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Administrator (on behalf of the Purchasers) directing the disposition of funds in such Lock-Box Account without further consent by the Seller or the Servicer.
     (c) Priority.
     (i) Other than the transfer of the Receivables to the Seller and the Administrator under the Sale Agreement and this Agreement, respectively, and/or the security interest granted to the Seller and the Administrator pursuant to the Sale Agreement and this Agreement, respectively, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated. Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against either the Seller or such Originator that include a description of Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by such Originator to the Seller under the Sale Agreement, (ii) relating to the security interest granted to the Administrator under this Agreement, or (iii) that has been released or terminated.
     (ii) The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller, the Servicer or any Originator.
     (iii) The Lock-Box Accounts are not in the name of any person other than the Seller or the Administrator. Neither the Seller nor the Servicer has consented to any bank maintaining such account to comply with instructions of any person other than the Administrator.
     (d) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until such time as the Purchased Interest and all other obligations under this Agreement have been finally and fully paid and performed.
     (e) No Waiver. To the extent required pursuant to the securitization program of any Conduit Purchaser, the parties to this Agreement: (i) shall not, without obtaining a confirmation of the then-current rating of the Notes, waive any of the representations set forth in this Section; (ii) shall provide the Ratings Agencies with prompt written notice of any breach of any representations set forth in this Section, and shall not, without obtaining a confirmation of the then-current rating of the Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the representations set forth in this Section.
     (f) Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Administrator under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such

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actions as are reasonably requested by the Administrator or any Purchaser Agent) to maintain and perfect, as a first-priority interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest. The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator and each Purchaser Agent.
     4. Reaffirmation of Representations and Warranties. On the date of each Purchase and/or reinvestment hereunder, and on the date each Information Package or other report is delivered to the Administrator, any Purchaser Agent or any Purchaser hereunder, the Seller and the Servicer, by accepting the proceeds of such Purchase or reinvestment and/or the provision of such information or report, shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are correct on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such date), and (ii) no event has occurred or is continuing, or would result from any such Purchase, which constitutes a Termination Event or an Unmatured Termination Event.

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EXHIBIT IV
COVENANTS
     1. Covenants of the Seller. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, or the date all other amounts owed by the Seller under this Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
     (a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator and each Purchaser Agent:
     (i) Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a designated financial or other officer of the Seller.
     (ii) Information Packages. As soon as available and in any event not later than two Business Days prior to the Settlement Date, an Information Package as of the most recently completed calendar month.
     (iii) Other Information. Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request.
     (b) Notices. The Seller will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
     (i) Notice of Termination Events or Unmatured Termination Events. A statement of the chief financial officer or chief accounting officer of the Seller setting forth details of any Termination Event or Unmatured Termination Event and the action which the Seller proposes to take with respect thereto.
     (ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or at any time thereafter) with respect to the Receivables included in the Receivables Pool.
     (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which may have a Material Adverse Effect.
     (iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any

Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator.
     (v) ERISA and Other Claims. Promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate.
     (c) Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     (d) Compliance with Laws. The Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
     (e) Furnishing of Information and Inspection of Receivables. The Seller will furnish to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator or such Purchaser Agent may reasonably request. The Seller will, at the Seller’s expense, at any time and from time to time during regular business hours with prior written notice (i) permit the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Seller for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at the Seller’s expense, upon reasonable prior written notice from the Administrator and the Purchaser Agents, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records with respect to the Pool Receivables.
     (f) Payments on Receivables, Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or the SunTrust Account; provided that no later than ninety (90) days from the Closing Date, the Seller shall have terminated (or caused to be terminated) the SunTrust Account, and instructed all applicable Obligors to remit Collections to a Lock-Box Account. If any such payments or other Collections are received by the Seller or an Originator, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Seller will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit the Servicer, any Originator or other Person to, commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to the Administrator.
     (g) Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof.
     (h) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 4.2 of this Agreement, the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Seller shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.
     (i) Change in Business. The Seller will not (i) make any change in the character of its business, which change would impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and each Purchaser Agent. The Seller shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.
     (j) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator and the Majority Purchaser Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than Cooper Tire and thereby cause Cooper Tire’s percentage of ownership or control of the Seller to be reduced. The Seller shall provide the Administrator and each Purchaser Agent with at least 30 days’ prior written notice before making any change in the Seller’s name, location or making any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator and the Purchaser Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
     (k) Change in Payment Instructions to Obligors. The Seller shall not (and shall cause the Originators not to) add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator and each Purchaser Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).
     (l) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent, may reasonably request.
     (m) Certain Agreements. Without the prior written consent of the Administrator and the Majority Purchaser Agents, the Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Member” (as defined in the Seller’s operating agreement).
     (n) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
     (i) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their respective terms, and (B) if no amounts are then outstanding under any Company Note, the Seller may declare and pay dividends.
     (ii) The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.4(b)(ii) and (iv) and 1.4(c) of this Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Tangible Net Worth of the Seller would be less than $10,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.
     (o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Notes, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).
     (p) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchasers, the Purchaser Agents and the Administrator under this Agreement and under the Purchaser Group Fee Letters), (ii) the payment of accrued and unpaid interest on the Company Note and (iii) other legal and valid corporate purposes.
     (q) Tangible Net Worth. The Seller will not permit its Tangible Net Worth, at any time, to be less than $10,000,000.
     2. Covenants of the Servicer. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, or the date all other amounts owed by the Seller or the Servicer under this Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
     (a) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Servicer shall furnish to the Administrator and each Purchaser Agent:
     (i) Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of Cooper Tire, annual audited financial statements of Cooper Tire and its consolidated subsidiaries certified by independent certified public accountants selected by Cooper Tire but reasonably acceptable to the Administrator and each such Purchaser Agent, prepared in accordance with generally accepted accounting principles, including consolidated balance sheets as of the end of such period, consolidated statements of income, related profit and loss and reconciliation of surplus statements, and a statement of changes in financial position.
     (ii) Quarterly Reporting. Promptly upon completion and in no event later than 60 days after the close of each financial quarter of Cooper Tire, unaudited financial statements of Cooper Tire certified by a designated financial officer of Cooper Tire prepared in accordance with generally accepted accounting principles, including consolidated balance sheets of Cooper Tire as of the end of such period and related profit and loss and reconciliation of surplus statements.
     (iii) Compliance Certificates. Together with the annual report required above, a compliance certificate in form and substance acceptable to the Administrator and each Purchaser Agent signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof.
     (iv) Information Packages. As soon as available and in any event not later than two Business Days prior to the Settlement Date, an Information Package as of the most recently completed calendar month.
     (v) “Compliance Certificate” under Credit Agreement. As and when each “Compliance Certificate” is delivered under the revolving credit agreement described in clause (m) of Exhibit V to this Agreement, an executed copy of such certificate.
     (vi) Other Information. Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request.
     (b) Notices. The Servicer will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
     (i) Notice of Termination Events or Unmatured Termination Events. A statement of the chief financial officer or chief accounting officer of the Servicer setting forth details of any Termination Event or Unmatured Termination Event and the action which the Servicer proposes to take with respect thereto.
     (ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or at any time thereafter) with respect to the Pool Receivables.
     (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

     (iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator.
     (c) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     (d) Compliance with Laws. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
     (e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator or such Purchaser Agent may reasonably request. The Servicer will, at the Servicer’s expense, at any time and from time to time during regular business hours with prior written notice (i) permit the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Servicer for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon reasonable prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator and the Purchaser Agents to conduct, a review of its books and records with respect to the Pool Receivables.
     (f) Payments on Receivables, Accounts. The Servicer will at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or to the SunTrust Account; provided that no later than ninety (90) days from the Closing Date, the Seller shall have terminated (or caused to be terminated) the SunTrust Account, and instructed all applicable Obligors to remit Collections to a Lock-Box Account. If any such payments or other Collections are received by the Servicer, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Servicer will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Servicer will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will promptly identify such funds for segregation. The Servicer will not commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Servicer shall only add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to the Administrator.
     (g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 4.2 of this Agreement, the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Servicer shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
     (h) Change in Business. The Servicer will not (i) make any change in the character of its business, which change would impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and each Purchaser Agent. The Servicer shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.
     (i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
     (j) Change in Payment Instructions to Obligors. The Servicer shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator and each Purchaser Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).
     (k) Ownership Interest, Etc. The Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent, may reasonably request.
     3. Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Cooper Tire, the Originators and their respective Affiliates. Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrator or any Purchaser Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Cooper Tire, any Originator and any other Person, and is not a division of Cooper Tire, any Originator or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:
     (a) The Seller will be a limited liability company whose primary activities are restricted in its operating agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;
     (b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability (including, without limitation, any assumption or guaranty of any obligation of Cooper Tire, any Originator or any Affiliate thereof), other than as expressly permitted by the Transaction Documents;
     (c) (i) Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be a natural person (A) who is not at the time of initial appointment and has not been at any time during the five (5) years preceding such appointment: (1) an equityholder, director (other than the Independent Director), officer, employee, member, manager, attorney or partner of Cooper Tire, Seller or any of their Affiliates; (2) a customer of, supplier to or other person who derives more than 1% of its purchases or revenues from its activities with Cooper Tire, Seller or any of their Affiliates; (3) a person or other entity controlling, controlled by or under common control with any such equity holder, partner, member, manager customer, supplier or other person; or (4) a member of the immediate family of any such equity holder, director, officer, employee, member, manager, partner, customer, supplier or other person and (B) who has (1) prior experience as an independent director for a corporation or an independent manager of a limited liability company whose charter documents required the unanimous consent of all independent director or independent managers thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. Under this clause (c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. (ii) The operating agreement of the Seller shall provide that: (A) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (B) such provision cannot be amended without the prior written consent of the Independent Director;
     (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Cooper Tire, any Originator or any of their respective Affiliates;
     (e) The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all limited liability company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;
     (f) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as Cooper Tire or any Originator (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;
     (g) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. Except as otherwise permitted by this Agreement, the Seller will not incur any material indirect or overhead expenses for items shared with Cooper Tire or any Originator (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Cooper Tire, in its capacity as Servicer, shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;
     (h) The Seller’s operating expenses will not be paid by Cooper Tire or any Originator or any Affiliate thereof;

     (i) The Seller will have its own separate stationery;
     (j) The Seller’s books and records will be maintained separately from those of Cooper Tire, each Originator and any other Affiliate thereof and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of Seller;
     (k) All financial statements of Cooper Tire or any Originator or any Affiliate thereof that are consolidated to include Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to certain purchasers party to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of Cooper Tire or the Originators or any other Affiliates of Cooper Tire or the Originators;
     (l) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Cooper Tire, the Originators or any Affiliates thereof;
     (m) The Seller will strictly observe corporate formalities in its dealings with Cooper Tire, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of Cooper Tire, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Cooper Tire or any Affiliate thereof (other than Cooper Tire in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Cooper Tire, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;
     (n) The Seller will maintain arm’s-length relationships with Cooper Tire, the Originators (and any Affiliates thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor Cooper Tire or any Originator, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, Cooper Tire and the Originators will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;
     (o) The Seller shall have a separate area from Cooper Tire and each Originator for its business (which may be located at the same address as such entities) and to the extent that any other such entity has offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses; and
     (p) To the extent not already covered in paragraphs (a) through (o) above, Seller shall comply and/or act in accordance with the provisions of Section 6.4 of the Sale Agreement.

EXHIBIT V
TERMINATION EVENTS
     Each of the following shall be a “Termination Event”:
     (a) (i) the Seller, Cooper Tire, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document and, except as otherwise provided herein, such failure, solely to the extent capable of cure, shall continue for 30 days after the earlier of any such Person’s knowledge or notice thereof or (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall remain unremedied for two Business Days;
     (b) Cooper Tire (or any Affiliate thereof) shall fail to transfer to any successor Servicer, when required, any rights pursuant to this Agreement that Cooper Tire (or such Affiliate) then has as Servicer;
     (c) any representation or warranty made or deemed made by the Seller, the Servicer or any Originator (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Seller, the Servicer or any Originator pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;
     (d) the Seller or the Servicer shall fail to deliver any Information Package when due pursuant to this Agreement, and such failure shall remain unremedied for two Business Days after the earlier of such Person’s knowledge or notice thereof;
     (e) this Agreement or any purchase or reinvestment pursuant to this Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first priority perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;
     (f) the Seller, Cooper Tire, the Servicer or any Originator shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Cooper Tire, the Servicer or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of

60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Cooper Tire, the Servicer or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;
     (g) (i) the (A) Default Ratio shall exceed 2.0%, (B) Delinquency Ratio shall exceed 4.0%, (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 1.5%, (B) the Delinquency Ratio shall exceed 3.0%, or (C) the Dilution Ratio shall exceed 10.0% or (iii) Days’ Sales Outstanding exceeds 68 days;
     (h) a Change in Control shall occur;
     (i) the Purchased Interest shall exceed 100% for two (2) Business Days after the earlier of the Seller’s or Servicer’s knowledge or notice thereof;
     (j) (i) the Seller, Cooper Tire or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) of this subsection (j)) and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) of this subsection (j)), or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;
     (k) either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, any Originator, Cooper Tire or any ERISA Affiliate;
     (l) Cooper Tire shall fail to perform any of its obligations under the Performance Guaranty; or
     (m) Cooper Tire or any of its respective Subsidiaries shall breach, default on or fail to comply with the covenant set forth in Section 5.1 (titled “Percentage of Consolidated Indebtedness to Consolidated Capitalization) of that certain Amended and Restated Credit Agreement, dated as of September 1, 2000, among Cooper Tire, as borrower thereunder, the lenders from time to time thereto, PNC as the agent for the lenders thereunder, as such agreement has been amended, modified, waived or supplemented through the Closing Date, and without giving effect to any future amendment, modification, waiver or supplement thereunder and whether or not waived unless PNC has given its affirmative consent thereto, as agent thereunder.

SCHEDULE I
CREDIT AND COLLECTION POLICY

Schedule I - 1

SCHEDULE II
LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

Schedule II - 1

SCHEDULE III
TRADE NAMES
Cooper Tires
Oliver

Schedule III - 1

SCHEDULE IV
ACTIONS AND PROCEEDINGS
None

Schedule IV - 1

ANNEX A
FORM OF INFORMATION PACKAGE

Annex A-1

ANNEX B
FORM OF PURCHASE NOTICE

Annex B-1

ANNEX C
FORM OF ASSUMPTION AGREEMENT
Dated as of [                     ___, 20___]
     THIS ASSUMPTION AGREEMENT (this “AGREEMENT”), dated as of [                     ___,                     ], is among COOPER RECEIVABLES LLC (the “Seller”), [                    ], as purchaser (the “[                    ] Conduit Purchaser”), [                    ], as the related committed purchaser (the “[                    ] Related Committed Purchaser” and together with the Conduit Purchaser, the “[                    ] Purchasers”), and [                    ], as agent for the [                    ] Purchasers (the “[                    ] Purchaser Agent” and together with the [                    ] Purchasers, the “[                    ] Purchaser Group”).
BACKGROUND
     The Seller and various others are parties to that certain Receivables Purchase Agreement dated as of August 30, 2006 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 1.2(e) of the Receivables Purchase Agreement. The Seller desires [the [                    ] Purchasers] [the [                    ] Related Committed Purchaser] to [become Purchasers under] [increase its existing Commitment under] the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [                    ] Purchasers agree to [become Purchasers thereunder] [increase its Commitment in an amount equal to the amount set forth as the “Commitment” under the signature of such [                    ] Related Committed Purchaser hereto].
     Seller hereby represents and warrants to the [                    ] Purchasers as of the date hereof, as follows:
     (i) the representations and warranties of the Seller contained in Exhibit III of the Receivables Purchase Agreement are true and correct in all material respects on and as the date of such purchase or reinvestment as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);
     (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; and
     (iii) the Facility Termination Date has not occurred.

Annex C-2	Cooper Receivables Purchase Agreement
Form of Assumption Agreement

     SECTION 2. Upon execution and delivery of this Agreement by the Seller and each member of the [                    ] Purchaser Group, satisfaction of the other conditions to assignment specified in Section 1.2(e) of the Receivables Purchase Agreement (including the written consent of the Administrator and each Purchaser Agent) and receipt by the Administrator and Seller of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [                    ] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement] [the [                    ] Related Committed Purchaser shall increase its Commitment in the amount set forth as the “Commitment” under the signature of the [                    ] Related Committed Purchaser, hereto].
     SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.
     SECTION 4. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.
(continued on following page)

Annex C-3	Cooper Receivables Purchase Agreement
Form of Assumption Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[ ], as a Conduit Purchaser

By:
Name Printed:

Title:

[Address]

[ ], as a Related Committed Purchaser

By:
Name Printed:

Title:

[Address]
[Commitment]

[ ], as Purchaser Agent for [ ]

By:
Name Printed:

Title:

[Address]
Annex C-1

COOPER RECEIVABLES LLC, as Seller

By:
Name Printed:

Title:

Consented and Agreed:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:

Name Printed:

Title:

Address:	PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

[THE PURCHASER AGENTS]

By:

Name Printed:

Title:

[Address]
Annex C-2

ANNEX D
FORM OF TRANSFER SUPPLEMENT
Dated as of [                     ___, 20___]
Section 1.

Commitment assigned:	$
Assignor’s remaining Commitment:	$
Capital allocable to Commitment assigned:	$
Assignor’s remaining Capital:	$
Discount (if any) allocable to Capital assigned:	$
Discount(if any) allocable to Assignor’s remaining Capital:	$
Section 2.
     Effective Date of this Transfer Supplement: [                    ]
     Upon execution and delivery of this Transfer Supplement by transferee and transferor and the satisfaction of the other conditions to assignment specified in Section 6.3(c) of the Receivables Purchase Agreement (as defined below), from and after the effective date specified above, the transferee shall become a party to, and have the rights and obligations of a Committed Purchaser under, the Receivables Purchase Agreement, dated as of August 30, 2006 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among Cooper Receivables LLC, as Seller, Cooper Tire & Rubber Company, LLC, as initial Servicer, the various Purchasers and Purchaser Groups from time to time party thereto, and PNC Bank, National Association, as Administrator for each Purchaser Group.

Annex D-1

(continued)
Page
ASSIGNOR: [                    ], as a Related Committed Purchaser

By:
Name:
Title:

ASSIGNEE: [                    ], as a Purchasing Related Committed Purchaser

By:
Name:
Title:

                    [Address]
Accepted as of date first above written:
[                    ], as Purchaser Agent for
the [           ] Purchaser Group

By:

Name:
Title:

[Accepted as of the date first above written]:1
COOPER RECEIVABLES LLC

By:
Name:
Title:

[Address]

[1]	Consent only required prior to the occurrence of a Termination Event (such consent not to be unreasonably withheld).

ANNEX E
FORM OF PAYDOWN NOTICE

Annex G-1